Exhibit 99.1

                                  Nitches inc.

                              FOR IMMEDIATE RELEASE

Subject:  Nitches, Inc. announces second quarter 2004 results

Contact:  Steve Wyandt
          Web:    http:// www.nitches.com
          E-mail: ir@nitches.com
          Phone:  (858) 625-2633  (Option # 1: Corporate)

      SAN DIEGO, California, April 14, 2004 - Nitches, Inc. announced today its results for the three and six-month periods ended February 29, 2004. Net sales for the second quarter of fiscal 2004 were $9.7 million versus $6.7 million for the second quarter of 2003. The sales increase was the result of an increase in unit sales in the Company's Newport Blue(R) licensed men's wear line. The Company reported net income for the recent quarter of $285,000, or $.24 per share, compared to a net loss of $155,000, or $.13 per share, for the year earlier period. Results for the current period included a loss of $58,000, or $.05 per share, related to the Company's interest in Designer Intimates, Inc.

      For the six months ended February 29, 2004, net sales were $16.5 million versus $17.2 million for the first six months of fiscal 2003. The sales decrease resulted from a decrease in unit sales of the Company's sleepwear line, offset partially by an increase in sales of the Company's Newport Blue(R) licensed men's wear line. The Company reported net income of $774,000 for the first six months of fiscal 2004, compared to net income of $305,000 for the year earlier period. Net income for the recent six months reflects net income of $410,000, or $.35 per share, derived from the Company's interest in Designer Intimates.

                                   Three Months Ended                  Six Months Ended
                              February 29,      February 28,      February 29,     February 28,
                                  2004              2002              2003             2002
                              ------------      ------------      ------------     ------------
Net sales                     $  9,683,000      $  6,699,000      $ 16,479,000     $ 17,156,000
Designer Intimates income          (58,000)          (61,000)          410,000          227,000
Net income                         285,000          (155,000)          774,000          305,000
Earnings per share            $       0.24      $      (0.13)     $       0.66     $       0.26
Shares outstanding               1,171,169         1,171,169         1,171,169        1,171,169

      In October 2002, the Company acquired a 28% interest in Designer Intimates, Inc., which owns 100% of NAP, Inc., a New York-based intimate apparel company. Nitches reports any income or loss from the ongoing operation of Designer Intimates using the equity method of accounting, whereby Nitches' 28% interest in Designer Intimates is reported as a single line item on the Consolidated Statement of Income. For the three-month period December through February, the Company recognized a $58,000 loss from the unconsolidated subsidiary. Furthermore, for the six-month period September through February, the Company recognized $410,000 in income. This income is reported net of tax and is not taxable to the Company. For the same six-month period, Designer Intimates had net income of $1.5 million on sales of $49.2 million.

      The Company had unfilled customer orders of $8.8 million at February 29, 2004 compared to $8.4 million at February 28, 2003, with such orders generally scheduled for delivery by August 2004 and August 2003, respectively. These amounts include both confirmed and unconfirmed orders that the Company believes, based on industry practice and past experience, will be confirmed. While cancellations, rejections and returns have generally not been material in the past, there can be no assurance that cancellations, rejections and returns will not reduce the amount of sales realized from the backlog of orders at February 29, 2004.

      Increased orders in the Company's Newport Blue(R) licensed men's wear product line contributed to the increase in backlog of $400,000, offset partially by a decrease in orders for the Company's sleepwear line. Because of the Company's reliance upon a few major accounts, any deteriorating financial performance by one or more of these customers could lead to the cancellation of existing orders and/or an inability to secure future orders, which would have a material adverse financial effect on the Company.

      Nitches, Inc. is an importer and wholesale distributor of men's and women's garments, manufactured to specifications primarily in foreign countries. The Company's shares are traded on the National SmallCap Market under the symbol NICH. Visit our web site at http://www.nitches.com.

      Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include a softening of retailer or consumer acceptance of the Company's products, pricing pressures and other competitive factors, or the unanticipated loss of a major customer. These and other risks are more fully described in the Company's filings with the Securities and Exchange Commission.

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